Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer and Corporate Secretary (631) 537-1001, ext. 7255
BRIDGE BANCORP, INC.
ANNOUNCES THIRD QUARTER 2010 DIVIDEND
(Bridgehampton, NY –September 28, 2010) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced the declaration of a quarterly dividend of $0.23 per share. The dividend will be payable on October 26, 2010 to shareholders of record as of October 12, 2010. The Company continues its trend of uninterrupted dividends.
Bridge Bancorp, Inc., a New York corporation, is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. With assets of nearly $1 billion, the Bank operates in markets throughout Suffolk County, New York and provides deposit and loan products and financial services through its full service branch network and electronic delivery channels. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. The Bank currently operates 18 retail branches in Suffolk County, Long Island. New branches have opened in Center Moriches and Patchogue and our 19th branch will open in Deer Park in October.